Consent of Independent Registered Public Accounting Firm
The Board of Directors
JTH Holding, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-182585) on Form S-8 of JTH Holding, Inc. of our report dated June 26, 2014, with respect to the consolidated balance sheets of JTH Holding, Inc. and subsidiaries as of April 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2014, which report appears in the April 30, 2014 annual report on Form 10-K of JTH Holding, Inc.
/s/ KPMG LLP
Norfolk, Virginia
June 26, 2014